Cawley, Gillespie & Associates, Inc.

PETROLEUM CONSULTANTS

9601 AMBERGLEN BLVD., SUITE 117 AUSTIN, TEXAS 78729 512-249-7000	306 WEST 7TH STREET, SUITE 302 FORT WORTH, TEXAS 76102-4987 817-336-2461 www.cgaus.com	1000 LOUISIANA, SUITE 625 HOUSTON, TEXAS 77002-5008 713-651-9944

Exhibit 23.1

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

March 6, 2019

Permian Basin Royalty Trust

Simmons Bank

2911 Turtle Creek Boulevard, Suite 850

Dallas, Texas 75219

Gentlemen:

Cawley, Gillespie & Associates, Inc., hereby consents to the use of the oil and gas reserve information in the Permian Basin Royalty Trust Securities and Exchange Commission Form 10-K for the year ending December 31, 2018 and in the Permian Basin Royalty Trust Annual Report for the year ending December 31, 2018, based on reserve reports dated January 21, 2019, prepared by Cawley, Gillespie & Associates, Inc.

Submitted,

Cawley, Gillespie & Associates, Inc. Texas Registered Engineering Firm F-693

Kenneth J. Mueller, P. E. 86132 Vice President